EXHIBIT 5

                         [BARNES & THORNBURG LETTERHEAD]





February 19, 2004



Horizon Bancorp
515 Franklin Square
Michigan City, Indiana 46360


Ladies and Gentlemen:

     We have acted as counsel to Horizon Bancorp, an Indiana corporation (the "Company"), with respect to the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") covering up to 150,000 shares of the Company's Common Stock, no par value per share (the "Shares"), available for issuance pursuant to the Horizon Bancorp 2003 Omnibus Equity Incentive Plan (the "Plan").

     Based on our review of the Amended and Restated Articles of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the Plan and documents related thereto, and such other documents and records as we have deemed necessary and appropriate, we are of the opinion that the Shares, if and when issued and paid for pursuant to the Plans and related documents, will be validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion of counsel as Exhibit 5 to the Registration Statement.



                                               Very truly yours,


                                               /s/ Barnes & Thornburg
                                               BARNES & THORNBURG